Exhibit 3(i)(a) Certificate of Amendment to Articles of Incorporation

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 884-5708
Website: secretaryofstate.biz

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       Certificate of Amendment
  (Pursuant to NRS 78.385 and 78.390)
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                                              Above space is for office use only

Important: Read attached instructions before completing form.

             Certificate of Amendment to Articles of Incorporation
                         For Nevada Profit Corporations
         (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Deep Well Oil & Gas, Inc.____________________________

_____________________________________________________________________________

2. The articles have been amended as follows (provide article numbers, if available):

The Corporation has deleted Article III of its Articles of Incorporation in its entirety which authorized the Corporation to issue 50,000,000 shares of common stock, $.001 par value per share, and the Corporation has replaced it with
Article III below which authorizes the Corporation to issue 100,000,000 shares of common stock, $.001 par value per share.
                                  "ARTICLE III
The number of share the Corporation is authorized to issue is 100,000,000, with a par value of $.001 per share, and the Corporation is authorized to issue, and/
or grant options and/or warrants to purchase, or otherwise acquire, shares of the common stock of the Corporation, upon such terms and for such consideration as the Board of Directors of the Corporation shall determine. All Shares of stock of this corporation shall be of the same class, namely, common capital shares, and shall have the same rights and preferences. The Corporation is prohibited from issuing nonvoting equity securities to the extent required by section 1123(a)(6) of the United States Bankruptcy Code."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles
of incorporation have voted in favor of the amendment is:    0   .*
                                       A shareholder vote was not required.

4. Effective date of filing (optional): effective upon filing
        (must not be later than 90 days after this certificate is filed)

5. Officer Signature (required): /s/ Steven Gawne

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.
                                  Nevada Secretary of State AM 78.385 Amend 2003
                                                            Revised on: 11/01/03